Exhibit 99.1

Pacific Premier Weathers Lean Times, Now Eyes Growth

By Pat Maio
Orange County Business Journal Staff

Five years ago, regulators told struggling Riverside thrift Pacific Premier Bancorp Inc. to get its finances in shape.

There was a real possibility that the savings and loan could dissolve if its performance didn’t improve.

After shuttering unprofitable branches, retooling its lending strategy, shaking up management and moving its headquarters to Orange County, the savings and loan has a new lease on life.

The better times were evident one recent Friday when the Costa Mesa-based thrift had pasta and salad delivered to its headquarters for dozens of employees jammed into the lunchroom. Workers ate heartily and celebrated the thrift’s journey back to financial health.

Gardner: acquisitions, branch expansion are possibilities

 Pacific Premier, formerly known as Life Financial Corp., moved its headquarters from Riverside to Costa Mesa three years ago to be closer to its customers, many of which are in the construction and apartment sectors.

It also closed branches in Redlands, Riverside and Huntington Beach as part of its restructuring. The thrift left standing a second branch in Huntington Beach and two others in Seal Beach and San Bernardino.

Pacific Premier shares had soared during its growth spurt late in the 1990s. But by early 2001, the thrift’s aggressive underwriting of subprime mortgage loans began to take its toll.

Shares slipped under a dollar a share after the federal Office of Thrift Supervision classified the institution as a “troubled” savings and loan after uncovering a bag of sour loans.

“It was lending to people with fairly poor credit, and it jumped feet first into this,” said Steven R. Gardner, chief executive of Pacific Premier.

Gardner joined the bank in early 2000 shortly after regulators said it must put its financial house in order.

One of Gardner’s first tasks was to put the thrift’s lending on hold and refocus on traditional deposit services. In the meantime, Pacific Premier worked to improve its loan underwriting policies, internal controls and regulatory compliance.

In the next few years, Pacific Premier cut more than 200 workers and inked a $12 million financing deal from West Los Angeles real estate investor Ezri Namvar, who still holds an option to buy a stake in the thrift.

The thrift posted a net profit of $1.7 million in the second quarter.

Thrift More Than 20 Years Old

Pacific Premier formed in 1983. A decade later, the company aggressively was expanding its unit that made loans to borrowers with less-than-perfect credit. Offices were set up from San Jose to Boston to make the loans.

The thrift originated loans and then packaged them for sale to Wall Street, according to Gardner. But attention wasn’t paid to underwriting standards, and eventually the thrift slipped into a sea of red ink.

From 1999 through 2001, the thrift racked up losses of about $45 million.

Enter Gardner, an executive with a history of working bank turnarounds in the region, including a stint with the former Hawthorne Savings and Loan, which was bought by Irvine-based Commercial Capital Bancorp last year.

The 44-year-old Gardner put a stop to all new lending for two years. Pacific Premier’s assets shrank from $516 million in 1999 to $246 million two years later. Its staff went from 300 workers to just 70 in the period.

Pacific Premier lost another $16 million in assets in 2002, and shed 14 more workers, according to regulatory filings. During the 1999 to 2001 period, deposits dropped to $232 million from $461 million.

“The word ‘mess’ comes to mind. It was a massive mess,” said John Shindler, the thrift’s chief financial officer who joined in late 2000.

Shindler also worked previous turnarounds at Fireside Bank, a consumer finance lender owned by Chicago-based Unitrin Inc., and Long Beach Acceptance Corp., a subprime auto lender now owned by Orange-based Ameriquest Mortgage Corp.

“It’s very exciting and intense, but it’s a letdown when done,” said the 50-year-old Shindler on working turnarounds such as Pacific Premier. “Now I want to build.”

The chief strategy was to replace nontraditional lending with new areas of business. Apartment lending now makes up about 80% of its $558 million in outstanding loans, followed by about 17% in commercial real estate, with the remainder in small-business and others.

“The turnaround is certainly complete,” Gardner said. “We are now into the next phase of our strategic plan, which is a full transformation to a community banking model.”

Gardner would like to see Pacific Premier’s $630 million in assets hit the $1 billion mark in the next three years. He said the thrift would consider an acquisition in the $100 million to $750 million-asset range to help beef up.

Posted date: 9/12/2005

The bank has no current plans to raise funds in a stock offering.

Shares recently were trading at $12.3, giving the bank a market value of $65 million.

Its preferred way of growing is the old-fashioned way of opening up new branches and attracting deposits.

Pacific Premier has plans to open branches at its Costa Mesa headquarters on Sunflower Avenue and another near the John Wayne Airport on McArthur Boulevard.

A month ago, the thrift announced plans to open a branch along Katella Avenue in Cypress near the Los Alamitos Race Track.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties. These include, but are not limited to, the following risks: (1) changes in the performance of the financial markets, (2) changes in the demand for and market acceptance of the Company’s products and services, (3) changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive projects and pricing, (4) the effect of the Company’s policies, (5) the continued availability of adequate funding sources, and (6) various legal, regulatory and litigation risks.